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                                                                      EXHIBIT 52

                      FOURTH AMENDMENT TO RIGHTS AGREEMENT


                 THIS AMENDMENT (this "Amendment"), dated as of May 10, 1995, is made between The United States Shoe Corporation, an Ohio corporation (the "Company"), and State Street Bank and Trust Company, a Massachusetts trust company, as Rights Agent (the "Rights Agent"), and amends the Rights Agreement, dated as of March 31, 1986, as amended by the First Amendment to the Rights Agreement, dated as of March 23, 1988, each between the Company and Morgan Shareholder Services Trust Company (as successor to Morgan Guaranty Trust Company of New York), as rights agent, and by a Second Amendment to the Rights Agreement, dated as of June 1, 1993, between the Company and The Bank of New York, as rights agent, and by a Third Amendment to the Rights Agreement, dated as of March 29, 1995, between the Company and the Rights Agent (as so amended, the "Rights Agreement").

                                    RECITALS

                 A. The Board of Directors of the Company has determined the tender offer by Luxottica Acquisition Corp. ("LAC"), an indirect subsidiary of Luxottica Group S.p.A. ("Luxottica"), to purchase outstanding common shares, without par value (the "Common Shares"), of the Company, together with the associated preference share purchase rights (the "Rights"), at $28.00 per Common Share (and associated Right), net to the seller in cash (the "Luxottica Offer"), conducted pursuant to an Agreement and Plan of Merger dated as of April 21, 1995 by and among Avant-Garde Optics, Inc., LAC and the Company (the "Merger Agreement") and the related business combination transaction pursuant to which LAC will merge with the Company (the "Merger") to be fair to and in the best interests of the Company and its shareholders, and the Company has approved the Luxottica Offer and the Merger Agreement.

                 B. The Board of Directors of the Company irrevocably has determined the Luxottica Offer to be a Permitted Offer under the Rights Agreement, has resolved that for purposes of the Rights Agreement none of (i) the execution or delivery of the Merger Agreement, (ii) the purchase of Common Shares pursuant to the Luxottica Offer or (iii) the Merger will cause the Distribution Date to occur or the Rights to become exercisable, and has resolved that each of the officers of the Company are authorized to execute, certify and deliver any and all agreements and amendments as may in their or his judgment be deemed necessary, appropriate or desirable in order to enable the Company fully and promptly to carry out the purposes and intent of such resolutions.
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                 NOW, THEREFORE, the parties hereto agree as follows:

                 1. Amendment to Rights Agreement. Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following at the end thereof:

                 Notwithstanding anything to the contrary contained in this Agreement, none of (A) the execution or delivery of the Merger Agreement, (B) the purchase of Common Shares pursuant to the Luxottica Offer, (C) the Merger or (D) the commencement of the Luxottica Offer or any public announcement in respect thereof will cause the Distribution Date to occur or the Rights to become exercisable.

                 2.       Miscellaneous.

                 (a) Except as otherwise expressly provided, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

                 (b) Each party hereto waives any requirement under the Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Amendment.

                 (c) This Amendment may be executed in any number of counterparts, each of which shall be deemed any original, but all of which counterparts shall together constitute but one and the same document.

                 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto duly affixed and attested, all as of the day and year first written above.


[Seal]                                     THE UNITED STATES SHOE CORPORATION

ATTEST:

By: /s/ James J. Crowe                     By: /s/ Robert J. Petrik
Name:  James J. Crowe                      Name:  Robert J. Petrik
Title: Vice President,                     Title: Vice President-Treasurer
       Secretary and
       General Counsel

[Seal]                                     STATE STREET BANK AND TRUST COMPANY
                                           as Rights Agent
ATTEST:

By: /s/ Michael Svenson                    By: /s/ Charles Rossi
Name:  Michael Svenson                     Name:  Charles Rossi
Title: Client Service Officer              Title: Senior Vice President





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